Exhibit 99.1

CLARUS THERAPEUTICS DEFEATS LIPOCINE’S

PATENT INFRINGEMENT LAWSUIT ON SUMMARY JUDGMENT

US District Court for the District of Delaware grants Clarus’s Motion for Summary Judgment against remaining patents in patent infringement case brought by Lipocine, Inc. regarding Clarus’s oral testosterone replacement product JATENZO®

NORTHBROOK, Ill. — May 25, 2021 — Today, Federal Circuit Judge William C. Bryson, a Senior Circuit Judge of the U.S. Court of Appeals for the Federal Circuit, sitting by designation in the U.S. District Court for the District of Delaware, granted Clarus’s motion for summary judgment against Lipocine, Inc. (“Lipocine”; NASDAQ: LPCN) for failure to provide adequate written description of Lipocine’s asserted patent claims. In his decision, which gives Clarus an unequivocal win, Judge Bryson found all of the asserted Lipocine patent claims invalid. Clarus’s defense of inequitable conduct, to be tried before Judge Bryson, remains pending, and its disposition is expected to be addressed by Clarus and the Court at a future date.

The action for patent infringement was brought by Lipocine against Clarus on April 2, 2019, arising out of Clarus’s marketing of JATENZO, an oral testosterone replacement product approved by the FDA in March of 2019, and launched in March of 2020. Lipocine previously dismissed infringement allegations against Clarus on two other Lipocine patents.

“Judge Bryson’s decision is extremely gratifying and completely disposes of Lipocine’s infringement claims, which Clarus viewed from Day 1 as being without merit,” said Dr. Robert Dudley, Clarus’s Chairman, CEO, and President. “We thank the Court for its carefully reasoned judgment in favor of Clarus.”

“Clarus is focused on dedicating all of our resources to the evolution of medicines that empower people to live their best every day,” added Dr. Dudley. “With this decision, Clarus continues to move forward with its marketing of JATENZO and broadening its pipeline beyond men’s health.”

About Clarus Therapeutics, Inc.

Clarus is a pharmaceutical company with expertise and interest in developing androgen and metabolic therapies for men and women – including potential therapies for orphan indications. Clarus’s first commercial product, JATENZO, was launched in early 2020. For more information, visit www.clarustherapeutics.com and www.jatenzo.com

Forward-Looking Statements

Certain statements made in this press release are "forward-looking statements" within the meaning of the federal securities laws, including statements about the parties' ability to close the proposed business combination and related transactions, the anticipated benefits of the proposed business combination, and the financial condition, results of operations, earnings outlook and prospects of Blue Water and/or the proposed business combination and related transactions and may include statements for the period following the consummation of the proposed business combination and related transactions. In addition, any statements that refer to projections (financial or otherwise), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

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The forward-looking statements are based on the current expectations of the management of Blue Water and Clarus Therapeutics, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to Clarus Therapeutics' ability to increase sales of JATENZO, secure favorable reimbursement coverage for such sales and expand its product offerings to include a pipeline of androgen and metabolic therapies for men and women, including orphan indications; the ability to complete the proposed business combination and to obtain approval from Blue Water's stockholders or satisfy other closing conditions in the definitive merger agreement; the outcome of any legal proceedings that may be instituted against Blue Water or Clarus related to the merger agreement or the proposed transaction; the ability to maintain the listing of Blue Water's securities on a national securities exchange; the amount of any redemptions by existing holders of Blue Water's common stock; the ability to recognize the anticipated benefits of the business combination; other risks and uncertainties included under the header "Risk Factors" in the registration statement on Form S-4 to be filed by Blue Water, in the final prospectus of Blue Water for its initial public offering dated December 16, 2020 and in Blue Water's other filings with the SEC.

Media Contact:

Russo Partners

David Schull

12 West 27th Street, 4th Floor

New York, NY 10001

(858) 717-2310

david.schull@russopartnersllc.com

Clarus Investor Relations Contact:

Ric Peterson

Clarus Therapeutics, Inc.

555 Skokie Blvd., Suite 340

Northbrook, IL 60062

(847) 562-4300

rpeterson@clarustherapeutics.com

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About JATENZO

Indication

JATENZO® (testosterone undecanoate) capsules, CIII, is an androgen indicated for testosterone replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone:

Primary hypogonadism (congenital or acquired): testicular failure due to cryptorchidism, bilateral torsion, orchitis, vanishing testis syndrome, orchiectomy, Klinefelter syndrome, chemotherapy, or toxic damage from alcohol or heavy metals. These men usually have low serum testosterone concentrations and gonadotropins (follicle-stimulating hormone [FSH], luteinizing hormone [LH]) above the normal range.

Hypogonadotropic hypogonadism (congenital or acquired): gonadotropin or luteinizing hormone-releasing hormone (LHRH) deficiency or pituitary-hypothalamic injury from tumors, trauma, or radiation. These men have low testosterone serum concentrations but have gonadotropins in the normal or low range.

Limitation of use

Safety and efficacy of JATENZO in males less than 18 years old have not been established.

IMPORTANT SAFETY INFORMATION

WARNING: INCREASES IN BLOOD PRESSURE

•	JATENZO can cause blood pressure (BP) increases that can increase the risk of major adverse cardiovascular events (MACE), including non-fatal myocardial infarction, non-fatal stroke and cardiovascular death.
•	Before initiating JATENZO, consider the patient's baseline cardiovascular risk and ensure blood pressure is adequately controlled.
•	Periodically monitor for and treat new-onset hypertension or exacerbations of pre-existing hypertension and re-evaluate whether the benefits of JATENZO outweigh its risks in patients who develop cardiovascular risk factors or cardiovascular disease on treatment.
•	Due to this risk, use JATENZO only for the treatment of men with hypogonadal conditions associated with structural or genetic etiologies.

CONTRAINDICATIONS

JATENZO is contraindicated in men with breast cancer or known or suspected prostate cancer. JATENZO is contraindicated in women who are pregnant as testosterone may cause fetal harm.

WARNINGS AND PRECAUTIONS

•	Check hematocrit prior to initiation and every 3 months while a patient is on JATENZO and if hematocrit becomes elevated, stop JATENZO until hematocrit decreases to an acceptable level. If hematocrit increases after JATENZO is restarted, stop permanently.
•	Monitor patients with benign prostatic hyperplasia (BPH) treated with androgens due to an increased risk for worsening signs and symptoms of BPH.
•	Venous thromboembolic events (VTE), including deep vein thrombosis (DVT) and pulmonary embolism (PE), have been reported in patients using testosterone replacement products like JATENZO. Evaluate patients with signs or symptoms consistent with DVT or PE and, if a VTE is suspected, discontinue JATENZO and initiate appropriate workup and management.

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•	Testosterone has been subject to abuse, typically at doses higher than recommended for the approved indication and in combination with other anabolic androgenic steroids.
•	Large doses of androgens can suppress spermatogenesis by feedback inhibition of pituitary FSH. Inform patients of this risk before prescribing JATENZO.
•	Prolonged use of high doses of methyltestosterone has been associated with serious hepatic adverse events. JATENZO is not known to cause these adverse events; however, patients should be instructed to report any signs of hepatic dysfunction and JATENZO should be discontinued while the cause is evaluated.
•	Edema, with or without congestive heart failure, may be a serious complication in patients with pre-existing cardiac, renal, or hepatic disease. In addition to discontinuation of the drug, diuretic therapy may be required.
•	Gynecomastia may develop and persist in patients being treated for hypogonadism.
•	Sleep apnea may occur in some patients, especially those with risk factors such as obesity or chronic lung disease.
•	Changes in the serum lipid profile may require dose adjustment of lipid-lowering drugs or discontinuation of testosterone therapy. Monitor the lipid profile periodically, particularly after starting testosterone therapy.
•	Use JATENZO with caution in cancer patients at risk of hypercalcemia. Monitor serum calcium concentration regularly during treatment with JATENZO in these patients.
•	Androgens, including JATENZO, may decrease concentrations of thyroxine-binding globulin, resulting in decreased total T4 serum concentrations and increased resin uptake of T3 and T4. Free thyroid hormone concentrations remain unchanged, however, and there is no clinical evidence of thyroid dysfunction.
•	Depression and suicidal ideation have been reported in patients treated with JATENZO in clinical trials.

ADVERSE EVENTS

The most common adverse events of JATENZO (incidence ≥2%) are headache (5%), increased hematocrit (5%), hypertension (4%), decreased HDL (3%), and nausea (2%).

These are not all of the risks associated with JATENZO. For more information, click here for full Prescribing Information, including BOXED WARNING on increases in blood pressure. You can also obtain information regarding Jatenzo at www.jatenzo.com.

© 2021 Clarus Therapeutics, Inc. All rights reserved.

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